EXHIBIT 99.1
                                                                    ------------

                         CHATTEM, INC. AND SUBSIDIARIES
                 SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
                                 (In thousands)

                                                       Charged to   Charged to
                                          Balance at    Net Sales,     Other                  Balance at
                                         Beginning of   Costs and    Accounts -   Accounts      End of
                                            Period     Expenses(2)   Describe    Written off    Period
                                            ------     -----------   --------    -----------    ------
Year ended November 30, 2004:
Reserves deducted from asset accounts:
  Allowance for doubtful accounts          $  1,016     $   (362)    $   --       $    (96)    $    750
  Allowance for customer returns              2,214        1,248         --          2,947          515
  Allowance for cash discounts                  364        5,176         --          5,123          417
                                           --------     --------     --------     --------     --------
                                           $  3,594     $  6,062     $   --       $  7,974     $  1,682
                                           ========     ========     ========     ========     ========

Year ended November 30, 2003:
Reserves deducted from asset accounts:
  Allowance for doubtful accounts          $    962     $    263     $   --       $    209     $  1,016
  Allowance for customer returns              2,583        3,477         --          3,846        2,214
  Allowance for cash discounts                  352        4,729         --          4,717          364
                                           --------     --------     --------     --------     --------
                                           $  3,897     $  8,469     $   --       $  8,772     $  3,594
                                           ========     ========     ========     ========     ========

Year ended November 30, 2002:
Reserves deducted from asset accounts:
  Allowance for doubtful accounts          $    500     $  1,537     $   --       $  1,075     $    962
  Allowance for customer returns              1,417        5,410          175(1)     4,419        2,583
  Allowance for cash discounts                  308        4,506         --          4,462          352
                                           --------     --------     --------     --------     --------
                                           $  2,225     $ 11,453     $    175     $  9,956     $  3,897
                                           ========     ========     ========     ========     ========


(1) Assumed liability recorded in conjunction with purchase of SELSUN BLUE on March 28, 2002.

(2) Additions to the allowances for customer returns and cash discounts are recorded as a reduction to net sales. An increase in the allowance for doubtful accounts is recorded as a component of selling, general and administrative expenses.